EXHIBIT 11

                          COMPUTATION OF PER SHARE DATA
                                   (UNAUDITED)

                                         Nine Months Ended         Three Months Ended
                                         -----------------         ------------------
                                       Sept 30,      Sept 30,     Sept 30,      Sept 30,
                                         1996         1995          1996          1995
                                         ----         ----          ----          ----
Net Loss                            $  (288,000)  $(2,404,000)  $   (90,000)  $  (304,000)
Preferred Stock dividend               (292,000)     (257,000)      (97,000)      (97,000)
                                    -----------   -----------   -----------   -----------
Loss applicable to Common Stock     $  (580,000)  $(2,661,000)  $  (187,000)  $  (401,000)
                                    ===========   ===========   ===========   ===========
Primary:
Weighted average number of common
  shares outstanding                  4,681,765     4,408,044     4,681,765     4,503,719
                                    ===========   ===========   ===========   ===========
Net loss per share of Common Stock
(primary):                          $      (.01)  $      (.60)  $      (.00)  $      (.09)
                                    ===========   ===========   ===========   ===========
Assuming Full Dilution:
Weighted average number of common
shares outstanding                    4,681,765     4,408,044     4,681,765     4,503,710
                                    ===========   ===========   ===========   ===========
Net loss per share of Common Stock
(assuming full dilution) (a)        $      (.01)  $      (.60)  $      (.00)  $      (.09)
                                    ===========   ===========   ===========   ===========

(a) Not presented because dilution is less than 3 percent from primary amounts.


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